Exhibit 99.1

Press Release

MoneyOnMobile Announces $3.75 Million Expanded Credit Facility from Yes! Bank
New credit expansion expected to increase domestic remittance processing volume

DALLAS and MUMBAI, INDIA – (May 9, 2017) – MoneyOnMobile, Inc. (OTCQX: MOMT) announced today an agreement pursuant to which YES! Bank has agreed to increase the Company's secured credit facility to $3.75 million( USD) from $1.5 million (USD). The Company was originally issued the credit facility in December 2016, and, through increased domestic remittance processing volume and general business growth, was able to secure the increased facility. Domestic digital cash remittances from person to person remain a cornerstone of MoneyOnMobile’s revenue generating services.

“The proceeds from the original credit facility allowed us to serve the strong demand for domestic, person-to-person cash remittances that we are seeing in India, as evidenced by a 71% increase in the number of domestic remittance transactions from January 2017 to April 2017. We believe the demand for cash to digital services continues to be strong, and this expanded line of credit will allow our merchants to take on even more domestic remittance transactions,” said Harold Montgomery, Chairman and CEO of MoneyOnMobile. “The increase in our line of credit also speaks to management's commitment to using non-dilutive capital whenever possible to preserve and build shareholder equity.”

About MoneyOnMobile, Inc.
MoneyOnMobile, Inc. is a global mobile payments technology and processing company offering mobile payment services through its Indian subsidiary. MoneyOnMobile enables Indian consumers to use mobile phones to pay for goods and services or transfer funds from one cell phone to another. It can be used as simple SMS text functionality or through the MoneyOnMobile application or internet site. MoneyOnMobile has more than 330,000 retail locations throughout India.

Safe Harbor Statement
This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed on August 19, 2016. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise

Web site: www.moneyonmobile.in Twitter: https://twitter.com/MoneyOnMobile Facebook: https://www.facebook.com/MoneyOnMobile
LinkedIn: https://www.linkedin.com/company/moneyonmobile
YouTube: https://www.youtube.com/channel/UCxqO4N1z9acnQmEysjqfBaQ

Corporate Communications Contact:
Greg Allbright
VP, Corporate Communications
MoneyOnMobile
214-758-8609
gallbright@moneyonmobile.in